As filed with the Securities and Exchange Commission on June 8, 2007
RegistrationNo.  333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington,  D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AVALON PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	52-2209310
(State or other jurisdiction of incorporation or Organization)	(I.R.S. Employer Identification No.

20358 Seneca Meadows Parkway,
Germantown, Maryland	20876
(Address of Principal Executive Offices)	(Zip Code)

Avalon Pharmaceuticals, Inc. 2005 Omnibus Long-Term Incentive Plan
(Full title of the plan)

Kenneth C. Carter, Ph.D.
President and Chief Executive Officer
Avalon Pharmaceuticals, Inc.
20358 Seneca Meadows Parkway
Germantown, Maryland 20876
(Name and address of agent for service)

(301) 556-9900
(Telephone number, including area code, of agent for service)

Copy to:
Michael J. Silver
Hogan & Hartson L.L.P.
111 South Calvert Street, 16th Floor
Baltimore, Maryland 21202
Telephone: (410) 659-2700
Telecopy: (410) 539-6981

CALCULATION OF REGISTRATION FEE

Title of securities	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
to be registered	Registered	offering price per share (1)	aggregate offering price (1)	registration fee (1)
Common Stock, par value $0.01 per share (2)	800,000 shares (3)	$5.35	$4,280,000	$131.40

(1)	Estimated pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended (the “Securities Act”) solely for purposes of calculating the registration fee, based on the average of the high and low prices reported for the shares on The Nasdaq Global Market on June 6, 2007.

(2)	Includes Series C Junior Participating Preferred Stock Purchase Rights attached thereto, for which no separate fee is payable pursuant to Rule 457(i) of the Securities Act.

(3)	Pursuant to Rule 416 under the Securities Act, this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

EXPLANATORY NOTE

This Registration Statement on Form S-8 for Avalon Pharmaceuticals, Inc. (the “Company”) is being filed pursuant to General Instruction E of Form S-8 to register 800,000 additional shares of common stock for issuance under the Company’s 2005 Omnibus Long-Term Incentive Plan (the “Plan”). The Company previously registered (i) 989,738 shares of common stock for issuance under the Plan, along with 546,123 shares of common stock for issuance upon the exercise of outstanding options granted under the Company’s Amended and Restated 1999 Stock Plan, under a Registration Statement on Form S-8 (File No. 333-128904), filed with the Securities and Exchange Commission on October 7, 2005 (the “Initial Registration Statement”), and (ii) an additional 591,844 shares of common stock for issuance under the Plan under a Registration Statement on Form S-8 (File No. 333-138408) filed with the Securities and Exchange Commission on November 3, 2006 (together with the Initial Registration Statement, the “Prior Registration Statements”). The contents of the Prior Registration Statements are incorporated herein by reference.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Montgomery, State of Maryland, on June 8, 2007.

AVALON PHARMACEUTICALS, INC.

By:	/s/ Kenneth C. Carter

Name: Kenneth C. Carter, Ph.D.
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth C. Carter and Thomas G. David and each of them his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer) to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 8, 2007.

Signature	Title

President, Chief Executive Officer and Director
/s/ Kenneth C. Carter	(Principal Executive Officer)

Kenneth C. Carter, Ph.D.

/s/ Gary Lessing	Chief Financial Officer (Principal Financial Officer)

Gary Lessing

/s/ Glen A. Farmer	Controller (Principal Accounting Officer)

Glen A. Farmer

/s/ David S. Kabakoff	Director

David S. Kabakoff, Ph.D.

/s/ Bradley G. Lorimier	Director

Bradley G. Lorimier

/s/ Ivor Royston	Director

Ivor Royston, M.D.

/s/ William A. Scott	Director

William A. Scott, Ph.D.

/s/ Alan G. Walton	Chairman of the Board of Directors

Alan G. Walton, Ph.D., D.Sc.

/s/ William H. Washecka	Director

William H. Washecka

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Specimen Common Stock Certificate, incorporated by reference to Exhibit 4.1 of the Registrant’s S-1 Registration Statement (File No. 333-124565).

10.1	Avalon Pharmaceuticals, Inc. 2005 Omnibus Long-Term Incentive Plan, as amended, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on June 7, 2007.

5.1	Opinion of Hogan & Hartson L.L.P.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Hogan & Hartson, L.L.P. (included in Exhibit 5.1)

24.1	Powers of Attorney (included in Part II)